Exhibit 10.1

Execution Version

November 5, 2025

Re: Offer of Employment

Dear Eric Foss:

I am pleased to outline in this letter (the “Offer Letter”) the terms and conditions on which you are being offered employment with Primo Brands Corporation (the “Company”).

This Offer Letter is in substitution for and in replacement of any terms and conditions of any employment agreements, whether written or oral, between you, the Company or any of its Affiliates (as defined below). This Offer Letter will not constitute an agreement until it has been fully executed by both parties. Please note that this Offer Letter does not contemplate a contract or promise of employment for any specific term; you will be an at-will employee at all times during your employment.

1.	Position and Duties.

1.1

Position. Subject to the terms and conditions hereof, you will be employed by the Company as its Chief Executive Officer, effective November 5, 2025 (the “Employment Date”). Effective as of the Employment Date you agree to serve as Executive Chair of the Board for no additional consideration and contingent on your continued election to the Board, you agree to continue to serve as Executive Chair during your period of service as Chief Executive Officer. Your principal place of employment will be the Company’s offices in Dallas, Texas, subject to any necessary or appropriate business travel to other locations, including the Company’s headquarters as necessary or appropriate. The term of employment under this Offer Letter will commence on the Employment Date and end upon termination by the Company or you in accordance with Section 4 below.

1.2	Responsibilities.

1.2.1

As the Company’s Chief Executive Officer, you will report to the Company’s Board of Directors (the “Board”) and have such duties, responsibilities, and authority as may be assigned to you from time to time by the Board (including, without limitation, duties, responsibilities, and authority on behalf of Affiliates (as defined below) of the Company, ). References to the “Board” herein shall be deemed to include any delegate thereof that has been properly delegated authority with respect to any Board actions or determinations described herein (which may include the Compensation Committee of the Board, where appropriate).

1.2.2

You agree to devote all your business time and attention to the business and affairs of the Company and its Affiliates (as defined in the Primo Brands Corporation Severance and Non-Competition Plan (the “Severance and Non-Competition Plan”), a copy of which is attached hereto, but excluding any persons or entities not controlled directly or indirectly by the Company) and to discharging the duties and responsibilities assigned to you. This shall not preclude you from (i) serving on the boards of directors of a reasonable number of charitable organizations, (ii) serving on the boards of directors or trustees of other entities not engaged in any business competitive with the business of the Company or any of its Affiliates, provided any such board service is permitted pursuant to the Company’s Corporate Governance Guidelines, (iii) engaging in charitable activities and community affairs, and (iv) managing your personal affairs, in each case, so long as these activities (A) do not individually or in the aggregate interfere with the performance of your duties and responsibilities to the Company or any of its Affiliates or (B) could not create a potential business or fiduciary conflict or adversely affect the business, reputation or goodwill of the Company or any of its Affiliates. You agree to observe and comply with the rules and policies of the Company and its Affiliates as adopted by the Company or its applicable Affiliate from time to time, in each case as amended from time to time (each, a “Company Policy”), provided, that in the case of rules or policies adopted by an Affiliate, such rules or policies have been made available to you in a manner consistent with other employees of the Company.

2.	Remuneration.

2.1

Base Salary. Your annual base salary will initially be at the rate of US$1,500,000 per year (“Annual Base Salary”), paid on a bi-weekly basis (or such other basis as the Company may later adopt), prorated for any partial periods of employment based on the actual number of days in such period. Effective on and after January 1, 2027, your performance will be evaluated at least annually, and any increase to the level of your Annual Base Salary will be determined as part of the regular annual review process with any such increased amount becoming the Annual Base Salary hereunder.

2.2

Bonus. Commencing in the 2026 fiscal year and for each fiscal year thereafter during your employment as Chief Executive Officer, you will be eligible to participate in the Company’s annual bonus plan and may earn a bonus based upon the achievement of specified Company and/or individual performance goals (the “Annual Bonus”). The amount of your target annual bonus is 200% of your Annual Base Salary, with a maximum annual bonus of 300% of your Annual Base Salary, subject to increase as determined by the Board. The Board will establish the performance targets and payout percentages under the bonus plan. Any Annual Bonus earned will be paid at the same time annual bonuses are paid to other similarly-situated employees of the Company generally, subject to your continuous, active employment through the date of payment. Except as otherwise set forth in the Severance and Competition Plan, the bonus plan is entirely discretionary, and the Company reserves in its absolute discretion the right to terminate or amend it or any other bonus plan that may be established.

2

2.3	LTI Participation. You will be entitled to receive the following long-term incentive (“LTI”) awards, subject to the conditions described below.

2.3.1

You will be eligible to receive LTI awards in respect of each fiscal year (the “Annual LTI Awards”) during your period of service as Chief Executive Officer of the Company (for the avoidance of doubt, beginning with an Annual LTI Award with respect to the 2026 fiscal year which are expected to be made in December 2025). Each Annual LTI Award will have an aggregate grant date target value equal to US$6,000,000 (or such amount as may determined by the Board commencing with the Annual LTI Award with respect to the 2027 fiscal year), subject to approval of the Board. The Annual LTI Award with respect to the 2026 fiscal year will have an aggregate grant date value of US$6,000,000, will be granted to you at such time as LTI awards are otherwise granted to other senior executives of the Company (which is anticipated to be in December 2025), and will be comprised of performance- based restricted share units (66%) and time-based restricted share units (34%), with (a) the time-based restricted share units eligible to vest in three equal annual installments, subject to continued employment and (b) the performance-based restricted share units eligible to vest based upon the achievement of relative total shareholder return (“TSR”) over a three-year period beginning on the first day of the Company’s 2026 fiscal year and ending on the last day of the Company’s 2028 fiscal year.

2.3.2

You will receive an inducement LTI award in connection with the commencement of your services (the “Inducement Award”), which will have an aggregate grant date value equal to US$6,000,000, granted to you on November 7, 2025. The Inducement Award will be comprised of performance-based restricted share units (50%) and time-based restricted share units (50%), with (a) the time-based restricted share units eligible to vest in three equal annual installments, subject to continued employment and (b) the performance-based restricted share units eligible to vest based upon the achievement of TSR over a three-year period beginning on the first day of the Company’s 2026 fiscal year and ending on the last day of the Company’s 2028 fiscal year. For the avoidance of doubt, the Inducement Award shall not constitute an Annual LTI Award for purposes of this Agreement, including, without limitation, for purposes of Section 2.3.3 herein. Your Inducement Award will be governed by the terms of the Equity Plan (as defined below) and the applicable award agreements, provided, however, that the portion of the award that vests (in the case of the time-based award) or remains outstanding and eligible to vest (in the case of the performance-based award) in the event of termination of your employment without Cause (as defined in the Severance and Non-Competition Plan) or for Good Reason (as defined in the Severance and Non-Competition Plan) shall be 100% (and not a lesser amount based upon the period that has elapsed as of the date of termination).

3

2.3.3

Notwithstanding anything to the contrary in the Company’s Equity Incentive Plan (as it may be amended from time to time, the “Equity Plan”), with respect to your Annual LTI Awards, in the case of your voluntary resignation of employment, for the avoidance of doubt, at a time when “Cause” does not exist, effective on or following December 31, 2028, Section 13(a)(3) or 13(b)(3) of the Equity Plan, as applicable, shall apply with respect to all Annual LTI Awards as though such voluntary resignation of employment constituted a Retirement (as defined in the Equity Plan). For the avoidance of doubt, in no event shall Section 13(a)(3) or 13(b)(3) of the Equity Plan apply with respect to termination of your employment which is effective prior to December 31, 2028.

2.3.4

The LTI awards will be governed by the terms of the Equity Plan and your applicable award agreements, provided that, for the avoidance of doubt, all LTI awards will receive the benefits set forth in Section 13(a)(1) and 13(b)(1) of the Equity Plan in the event of termination of employment due to death or Disability (as defined in the Equity Plan) and, provided further, all Annual LTI Awards will provide that a prorated portion of such awards will vest (in the case of time-based awards) or remain outstanding and eligible to vest (in the case of performance-based awards) in the event of termination of your employment without Cause or for Good Reason, with such prorated treatment to be on substantially the same basis as the prorated treatment applicable to awards outstanding under the Equity Plan set forth in the forms of award agreement evidencing the Company’s most recent annual LTI awards. In the event of any conflict between this Offer Letter and the Equity Plan or your applicable award agreement(s), the Equity Plan or your applicable award agreement(s) will control except with respect to the provisions of Section 2.3.2, 2.3.3 or 2.3.4 herein, which, for the avoidance of doubt, shall control as to the treatment described therein.

2.3.5

You may be eligible to receive future or additional LTI awards based on, among other things, your performance, subject to vesting and other conditions as determined by the Board, in its sole discretion.

3.	Benefits.

3.1

Benefit Program. You will be eligible to participate in the Company’s benefit programs generally available to other similarly-situated employees of the Company. Our benefit programs currently include the Company’s 401(k) plan, and health, dental, vision, disability, and life insurance benefits. Employee contributions are required for the benefit programs. Information on the Company’s benefits programs and enrollment will be provided separately to you. Please note that the Company reserves in its absolute discretion the right to terminate or change any of the benefit programs that may be established. Commencing in 2026 and each calendar year thereafter, the Company will pay the costs of an annual executive physical, provided that such costs do not exceed $10,000 per year.

4

3.2

ESPP. In addition, you may be eligible to participate in the Company’s Employee Share Purchase Plan (the “ESPP”), that is available to employees at the Company, subject to the terms, conditions and eligibility requirements of the ESPP.

3.3

Vacation. You will be entitled to four (4) weeks’ vacation per calendar year, subject to the terms of the applicable Company Policy, provided that for fiscal year 2025, you will be entitled to 3 days’ vacation, which may be carried over to fiscal year 2026 to the extent unused. All earned vacation must be taken in the year in which it is earned; otherwise, it will be forfeited, subject to applicable law. If you should leave the Company, the value of any unearned vacation taken by you will be considered a debt to the Company and you expressly authorize the Company to deduct from your final paycheck to the maximum extent permitted by law the value of taken but unearned vacation. All vacation periods will be taken at the reasonable and mutual convenience of the Company and you.

3.4

Reimbursement. You will be reimbursed for expenses reasonably incurred in connection with the performance of your duties in accordance with the applicable Company Policies as in effect from time to time. The Company will pay or reimburse you for reasonable, documented legal fees up to $25,000, associated with your review, negotiation and execution of this Offer Letter and agreements referred to herein. Such payment or reimbursement shall be conditioned on your submission of appropriate documentation to the Company, including summary invoices and/or receipts (and any other documentation the Company may reasonable request) promptly following the date of this Offer Letter, and payable within 30 days following such submission.

3.5

Allowances. Under current Company Policies, you will be eligible to receive an annual vehicle allowance in the amount of US$16,000 and an annual cellphone allowance, which amounts shall be paid in accordance with the customary payroll practices of the Company and prorated during any partial year of employment. In addition, the Company shall make available, at the Company’s expense, private aircraft for use for business purposes by the Executive for the equivalent of up to 115 contract hours of flight time for medium-body jets (such as Bombardier Challenger 300, Challenger 350, or comparable models) during each calendar year; provided that for the 2025 calendar year, the number of hours available to the Executive shall be pro-rated to 25 contract hours. To the extent you use private aircraft for business purposes, you may request that additional persons accompany you on such travel (if space permits); provided that you acknowledge and agree that (a) you shall be required to reimburse the Company for the full cost of any personal use (including travel by such additional persons) at first class ticket cost of the private aircraft described herein (as determined by the Company), (b) you shall be solely liable for all income or other tax withholding or other obligations in connection with any personal use, and (c) except for accompaniment described above, the Company is not obligated to provide you with access to private aircraft for non-business purposes.

5

3.6

No Other Benefits. Other than benefits generally available to all full-time employees, you will not be entitled to any benefit or perquisite other than as specifically set out in this Offer Letter or separately agreed to in writing by the Company.

4.	Separation.

4.1

Termination. The Company may terminate your employment for any reason or no reason, in all cases, immediately upon notice. Your employment with the Company will terminate upon your death. You may resign your employment without Good Reason (as defined in the Severance and Non-Competition Plan) following thirty (30) days’ written notice to the Company of your intention to resign and you may resign with Good Reason as provided in the Severance and Non-Competition Plan.

4.2

Involuntary Termination. Upon the Employment Date, you shall be entitled to the benefits of and be bound by the obligations under the Severance and Non-Competition Plan as a “Level 1 Employee” in the event your employment terminates as result of an Involuntary Termination (as defined in the Severance and Non-Competition Plan). No amendment, modification or termination of the Severance and Non-Competition Plan after the Employment Date that has an adverse effect on your rights or entitlements thereunder shall be applicable to you at any time on or prior to December 31, 2028 without your written consent to such amendment, modification or termination.

4.3

Resignation. If you are an officer of the Company or a director or an officer of a company affiliated or related to the Company at the time of your termination of employment for any reason or no reason, you will be deemed to have resigned all such positions, and you agree that upon such termination, you will execute such tenders of resignation as may be requested by the Company to evidence such resignations.

4.4

Return of Company Property. Upon any termination of your employment for any reason, you agree to immediately return all Company property, and that of its Affiliates, in your possession, custody, or control (e.g., Company-issued computer, telephone, badge, keys, equipment, vehicle, etc.). You expressly authorize the Company to deduct the value or replacement cost (whichever is less) of any unreturned Company and Affiliate property from your final paycheck or any outstanding payments owed to you (including, but not limited to, any severance or bonus payment, vacation pay, paycheck, etc.) to the maximum extent permitted by law.

5.	Conduct.

5.1

Severance and Non-Competition Plan. You acknowledge and agree that you shall be bound by the restrictive covenants contained in the Severance and Non-Competition Plan during your employment with the Company and after the termination of your employment (regardless of the reason for such termination) as set forth in the Severance and Non- Competition Plan. You acknowledge and agree that (a) the Company’s principal place of

6

business is in Florida, and you are a “covered employee” as defined by Florida’s CHOICE Act; (b) in the course of your employment with the Company, you will receive confidential information and customer relationships; (c) if, in the future, the Company and you enter into a “covered garden leave agreement” under Florida’s CHOICE Act, the restricted period applicable to any covered noncompete agreement shall be reduced by one day for each nonworking day of such covered garden leave agreement’s notice period (if applicable); (d) you have received at least seven (7) days to review this Offer Letter and the Severance and Non- Competition Plan prior to the expiration of the Company’s offer of employment; and (e) you are hereby advised, in writing, of your right to seek counsel before execution of this Offer Letter.

5.2

Defend Trade Secrets Act Notice. You acknowledge that, by this Section, you have been notified in accordance with the United States Defend Trade Secrets Act of 2016 that, notwithstanding the foregoing:

5.2.1

You will not be held criminally or civilly liable under any federal or state trade secret law or this Offer Letter for the disclosure of trade secrets that: (A) you make (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to your attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) you make in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

5.2.2

If you file a lawsuit for retaliation by the Company or any of its Affiliates for reporting a suspected violation of law, you may disclose trade secrets to your attorney and use the trade secrets in the court proceeding if you (A) file any document containing trade secrets under seal and (B) do not disclose trade secrets, except pursuant to court order.

6.	Section 409A.

6.1

General. The intent of the parties is that the payments and benefits under this Offer Letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations and guidance promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, this Offer Letter shall be interpreted to be consistent with such intent. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A. If the Company determines that any provision of this Offer Letter would cause you to incur any additional tax or interest under Section 409A, the Company may (but is not obligated to) take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company.

7

6.2

Separation from Service; Expense Reimbursement. Notwithstanding anything in this Offer Letter to the contrary, any compensation or benefits payable under this Offer Letter that is considered nonqualified deferred compensation under Section 409A and is designated under this Offer Letter as payable upon your termination of employment shall be payable only upon your “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). To the extent that any reimbursements under this Offer Letter are subject to Section 409A, any such reimbursements payable to you shall be paid to you no later than December 31st of the year following the year in which the expense was incurred; provided, that you submit your reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and your right to reimbursement under this Offer Letter will not be subject to liquidation or exchange for another benefit.

6.3

Six-Month Delay. Notwithstanding anything to the contrary in this Offer Letter, no compensation or benefits payable under this Offer Letter shall be paid to you during the six-month period following your Separation from Service if the Company determines that paying such amounts at the time indicated in this Offer Letter would be a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code. If the payment of any such amounts is delayed as a result of the previous sentence, then on the first day of the seventh month following the date of Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of your death), the Company shall pay you a lump-sum amount equal to the cumulative amount that would have otherwise been payable to you during such period.

7.	General Provisions.

7.1

Compensation Recovery Policy. You acknowledge and agree that any compensation or benefits provided for in this Offer Letter are subject to the terms of the applicable plans, including the Company’s Equity Incentive Plan, and if applicable, the terms of the Company’s Executive Incentive Compensation Recoupment Policy (as it may be amended and in effect from time to time, the “Recoupment Policy”). You agree that, in the event of any inconsistency between the Recoupment Policy and the terms of any employment or other agreement to which you are a party, or the terms of any compensation plan, program or agreement under which any compensation has been granted, awarded, earned or paid, the terms of the Recoupment Policy shall govern.

7.2

Entire Agreement. This Offer Letter, together with the plans, documents and agreements referred to herein, including the Severance and Non-Competition Plan, constitute and express the whole agreement of the parties hereto, with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to your employment and supersedes any prior offer letters or severance arrangements offered by

8

the Company or any of its Affiliates. All promises, representations, collateral agreements and undertakings not expressly incorporated in this Offer Letter are hereby superseded by this Offer Letter; provided, however, that you reaffirm any post-separation obligations related to confidential or other protectable information that you have to the Company or any of its Affiliates or subsidiaries (including as to the protection and non-use of such information), assign the right to enforce such obligations to the Company, and acknowledge that going forward such obligations shall inure to the benefit of the Company and its Affiliates.

7.3	Amendment. This Offer Letter may be amended or modified only by a writing signed by both of the parties hereto.

7.4

Assignment. This Offer Letter may be assigned by the Company to any of its Affiliates or any successor to its business or operations. Your rights hereunder may not be transferred by you except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Any purported assignment in violation of the preceding sentence shall be void. This Offer Letter shall be binding upon and inure to the benefit of the Company, you and its and your respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees and legatees, as applicable. None of your rights or obligations may be assigned or transferred by you, other than your rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, you shall be entitled, to the extent permitted under applicable law, to select and change a beneficiary or beneficiaries to receive compensation hereunder following your death by giving written notice thereof to the Company.

7.5

Governing Law; Consent to Personal Jurisdiction and Venue. This Offer Letter takes effect upon its acceptance and execution by you and the Company. The validity, interpretation, and performance of this Offer Letter shall be governed, interpreted, and construed in accordance with the laws of the State of Florida without giving effect to the principles of comity or conflicts of laws thereof. You hereby consent to personal jurisdiction and venue, for any action brought by the Company arising out of a breach or threatened breach of this Offer Letter or out of the relationship established by this Offer Letter, exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida; and, if applicable, the federal and state courts in any jurisdiction where you are employed or reside. You hereby agree that any action brought by you, alone or in combination with others, against the Company, whether arising out of this Offer Letter or otherwise, shall be brought exclusively in the United States District Court for the Middle District of Florida, Tampa Division, or in the Circuit Court in and for Hillsborough County, Florida.

7.6

Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Offer Letter shall not affect the enforceability of the remaining portions of the Offer Letter or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in the Offer Letter shall be declared invalid, the Offer Letter shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

9

7.7

Section Headings and Gender. The section headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Offer Letter. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

7.8

No Term of Employment. Nothing herein obligates the Company to continue to employ you. Where lawfully permitted in any jurisdiction in which you perform employment responsibilities on behalf of the Company, your employment shall be at will.

7.9

Indemnification. The Company will indemnify and hold you harmless to the maximum extent permitted by the Company’s organizational documents against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, in connection with the defense of, or as a result of any action or proceeding (or any appeal from any action or proceeding) in which you are made or are threatened to be made a party by reason of the fact that you are or were an officer or director of the Company, or any of its Affiliates. In addition, the Company agrees that you shall be covered and insured up to the maximum limits provided by any insurance which the Company or any of its applicable Affiliates maintains to indemnify its directors and officers (as well as any insurance that it maintains to indemnify the Company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors). The Company confirms that the existing Indemnification and Advancement Agreement of Primo Brands Incorporated to which the Company and you are parties remains in full force and effect and applies to your service contemplated by this Offer Letter.

7.10

Survivorship. Upon the termination of your employment, the respective rights and obligations of the parties shall survive such termination to the extent necessary to carry out the intended preservation of such rights and obligations.

7.11

Taxes. All payments under this Offer Letter shall be subject to withholding of such amounts, if any, relating to tax or other payroll deductions as the Company may reasonably determine and should withhold pursuant to any applicable law or regulation.

7.12

Set-Off. To the maximum extent permitted by applicable law, the Company may set off any amount or obligation that may be owing by you to the Company against any amount or obligation owing by the Company to you.

7.13

Records. All books, records, and accounts relating in any manner to the Company, any of the Company’s Affiliates, or to any suppliers, customers, or clients of the Company or any Affiliate, whether prepared by you or otherwise coming into your possession, shall be the exclusive property of the Company and immediately returned to the Company upon termination of employment or upon request at any time.

10

7.14

Counterparts. This Offer Letter may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile or PDF shall be deemed effective for all purposes.

7.15

Consultation with Counsel. You acknowledge that you have been advised, and have had a sufficient opportunity, to confer with your own counsel and at your own cost with respect to this Offer Letter, and that you understand the restrictions and limitations that it imposes upon your conduct.

11

Please initial each page of the offer letter, sign the Acceptance page, and return a copy to Hih Song Kim (hihsong.kim@primobrands.com).

Yours Truly,

Primo Brands Corporation

/s/ Michael Cramer
Michael Cramer
Compensation Committee Chairperson

I accept this offer of employment and agree to be bound by the terms and conditions listed herein.

/s/ Eric Foss	November 4, 2025
Eric Foss	Date

12

PRIMO BRANDS CORPORATION

SEVERANCE AND NON-COMPETITION PLAN

1.

Purpose. This Primo Brands Corporation Severance and Non-Competition Plan (the “Plan”), effective as of December 11, 2024 (the “Effective Date”), is maintained primarily for the purpose of defining the deferred compensation entitlements upon a termination of employment for a select group of key employees of the Primo Brands Corporation (the “Corporation”) and any subsidiary (the “Participants”), as determined by the Committee. The Corporation established the Plan as the successor to the Legacy Plan, and existing references to the Legacy Plan in any written agreements with a Participant shall be deemed to be references to this Plan.

2.	Certain Defined Terms. Certain capitalized terms used in the Plan have the meaning set forth in Section 9 of the Plan.

3.	Payments and Entitlements Upon a Termination.

3.1	Subject to Section 3.2, in the event that a Participant’s employment terminates as a result of an Involuntary Termination, the Participant shall be entitled to the following payments and entitlements:

(a)

Cash Severance Payment. The Participant shall receive a cash payment in an amount (the “Severance Amount”) equal to the product of: (i) the sum of the Participant’s Annual Base Salary and Target Bonus for the year in which the Involuntary Termination occurs, and (ii) the Participant’s Severance Multiple. The Severance Amount payable pursuant to this Section 3.1(a) shall be paid in a lump sum, less all applicable withholding taxes, within (x) 60 days of the Involuntary Termination in the case of a U.S. Participant whose Involuntary Termination is a part of a group termination program, or (y) 30 days of the Involuntary Termination in any other case. The Severance Amount shall not be taken into account for purposes of determining benefits under any other qualified or non-qualified plans of the Corporation or any of its subsidiaries.

(b)

Continued Benefits. The Participant shall be entitled, to the extent the Corporation may do so legally (and without penalty or other adverse consequences) and in accordance with the applicable benefit plans in effect from time to time, to continue participation in the group health plans for a period equal to the product of: (i) one year and (ii) the Participant’s Severance Multiple, up to a maximum period of 18 months.

(c)

Accrued Salary and Vacation. The Participant shall be paid all salary and accrued vacation pay earned through the date of such Participant’s date of termination, less all applicable withholding taxes. Such payment shall be made as part of the Participant’s last regular payroll payment (or as otherwise required by applicable law).

(d)

Pro-Rata Bonus Payment. The Participant shall receive a cash payment equal to the product of (i) the actual annual incentive the Participant would have been paid for the calendar year in which the Involuntary Termination occurred if the Participant had remained employed and eligible to receive a bonus under the Corporation’s annual incentive plan for such calendar year, multiplied by (ii) a fraction, the numerator of which equals the number of days from and including the first day of such calendar year through and including the Involuntary Termination date, and the denominator of which equals 365 (the “Pro-Rata Bonus Amount”). The Pro-Rata Bonus Amount shall be paid at the same time and in the same form as the annual bonuses for such calendar year are paid to ongoing employees, but no later than two and one-half months after the last day of the fiscal year following the fiscal year in which the Involuntary Termination occurs.

(e)

Outplacement. The Participant will be eligible for up to $15,000 of outplacement assistance benefits. Any outplacement assistance provided under this Plan will be paid directly to the outplacement agency. The outplacement assistance must be used by the end of the second calendar year following the calendar year in which the Participant’s Involuntary Termination occurred (and in no event will the Corporation’s payment of such outplacement assistance occur later than the end of the third calendar year following the calendar year in which the Participant’s Involuntary Termination occurred).

3.2

No Participant shall be entitled to receive the benefits set forth in Section 3.1 and, if applicable, Sections 5 and 6, unless such Participant executes and does not revoke a release of claims (substantially in the form of Exhibit “A” hereto) in favor of the Corporation and others set forth in Exhibit “A” relating to all claims or liabilities of any kind relating to employment with the Corporation and the Involuntary Termination of such employment.

4.

Non-Qualifying Termination. In the event a Participant’s employment is terminated by reason of Participant’s voluntary resignation (and such resignation does not constitute an Involuntary Termination), death or disability or by the Corporation for Cause, then such Participant shall not be entitled to receive any severance or other payments, entitlements or benefits under the Plan. For greater certainty, with respect to a termination by reason of death or by reason of a disability, nothing in the Plan shall derogate from any rights and/or entitlements that the Participant may be entitled to receive under any other equity compensation or benefit plan of the Corporation in effect from time to time.

5.

Acceleration of Vesting under the Corporation’s Equity Incentive Plan. For greater certainty, the provisions of this Plan are subject to the compliance with the Corporation’s equity incentive plans in effect from time to time. Each Participant’s outstanding equity incentive awards granted under such plans shall vest and, in the case of stock options, become exercisable, as provided by and subject to the terms of the equity incentive plans and applicable award agreements.

6.	Excise Tax: Limitation on Payments.

6.1

Anything in this Plan to the contrary notwithstanding, in the event it shall be determined that any payment to or for the benefit of a Participant by the Corporation, whether pursuant to this Plan or otherwise (each, a “Payment” and collectively, the “Payments”), would be subject to the Excise Tax, then the Payment to such Participant shall be reduced to the amount that will result in no portion of the Payments being subject to such Excise Tax (the “Safe Harbor Cap”), but only to the extent that, after such reduction, the net after-tax amount that would be received by such Participant, taking into account all applicable federal, state and local income taxes and the Excise Tax, is greater than the net after-tax amount that would be received by such Participant if the Payment is not reduced to the Safe Harbor Cap. For purposes of reducing the Payment to the Safe Harbor Cap, only amounts payable to such Participant under the Plan (and no other payments) shall be reduced.

6.2

All determinations required to be made under this Section 6, including whether and when a reduction to the Safe Harbor Cap is required, the amount of such reduction and the assumptions to be utilized in arriving at such determination, shall be made by the firm engaged as the Corporation’s accountants immediately prior to the event which triggered the Excise Tax (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations both to the Corporation and such Participant within 15 business days of the receipt of notice from such Participant that there has been a Payment or such earlier time as is requested by the Corporation; provided that such notice or request shall be made prior to the date of the payment of any Excise Tax. If the Accounting Firm determines that a reduction to the Safe Harbor Cap is required, then the Accounting Firm shall deliver to such Participant a written opinion to that effect and to the effect that after such reduction, failure to report the Excise Tax on such Participant’s applicable federal income tax return will not result to the imposition of a negligence or similar penalty. All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any determination by the Accounting Firm shall be binding upon the Corporation and such Participant.

7.	Restrictive Covenants.

7.1	Confidentiality.

(a)

The Participant acknowledges that in the course of carrying out, performing and fulfilling Participant’s obligations to the Corporation hereunder, the Participant will have access to and will be entrusted with information that would reasonably be considered confidential to the Corporation or an Affiliate, the disclosure of which to competitors of the Corporation or an Affiliate or to the general public, will be highly detrimental to the best interests of the Corporation or an Affiliate. Such information includes, without limitation, trade secrets, know-how, marketing plans and techniques, cost figures, client lists, software, and information relating to employees, suppliers, customers and persons in contractual relationship with the Corporation. Except as may be required in the course of carrying out Participant’s duties on behalf of the Corporation or any of its subsidiaries, and as protected below, the Participant covenants and agrees that Participant will not disclose, for the duration of this Plan or at any time thereafter, any such information to any person or entity, other than to the directors, officers, employees or agents of the Corporation that have a need to know such information, nor shall the Participant use or exploit, directly or indirectly, such information for any purpose other than for the purposes of the Corporation or any of its subsidiaries, nor will Participant disclose nor use for any purpose, other than for those of the Corporation or any of its subsidiaries, any other information which Participant may acquire during employment with respect to the business and affairs of the Corporation or an Affiliate. Notwithstanding all of the foregoing, the Participant shall be entitled to disclose such information if required pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official, provided that, if not prohibited by applicable law or protected pursuant to Section 7.7, the Participant shall first have:

(i)	notified the Corporation;

(ii)	consulted with the Corporation on whether there is an obligation or defense to providing some or all of the requested information; and

(iii)	if the disclosure is required or deemed advisable, cooperate with the Corporation in an attempt to obtain an order or other assurance that such information will be accorded confidential treatment.

In addition, Participant may disclose information relating to Participant’s own compensation and benefits to a spouse, attorneys, financial advisors and taxing authorities.

(b)

For the purposes of this Plan, “Affiliate” shall mean, with respect to any person or entity (herein the “first party”), any other person or entity that directs or indirectly controls, or is controlled by, or is under common control with, such first party. The term “control” as used herein (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to: (i) vote 50% or more of the outstanding voting securities of such person or entity, or (ii) otherwise direct or significantly influence the management or policies of such person or entity by contract or otherwise.

(c)	Participant acknowledges that, by this Section 7, Participant has been notified in accordance with the United States Defend Trade Secrets Act of 2016 that, notwithstanding the foregoing:

(i)	The Participant will not be held criminally or civilly liable under any federal or state trade secret law or this Plan for the disclosure of trade secrets that:

(A) the Participant makes (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to Participant’s attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) Participant makes in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii)

If the Participant files a lawsuit for retaliation by the Corporation for reporting a suspected violation of law, Participant may disclose trade secrets to Participant’s attorney and use the trade secrets in the court proceeding if Participant: (A) files any document containing trade secrets under seal and (B) does not disclose trade secrets, except pursuant to court order.

7.2

Inventions. The Participant acknowledges and agrees that all right, title and interest in and to any information, trade secrets, advances, discoveries, improvements, research materials and data bases made or conceived by the Participant prior to or during employment relating to the business or affairs of the Corporation or any of its subsidiaries, shall belong to the Corporation. In connection with the foregoing, the Participant agrees to execute any assignments and/or acknowledgements as may be requested by the Corporation from time to time.

7.3

Corporate Opportunities. Any business opportunities related to the business of the Corporation or any of its subsidiaries which become known to the Participant during employment hereunder must be fully disclosed and made available to the Corporation by the Participant, and the Participant agrees not to take or attempt to take any action if the result would be to divert from the Primo Group or any of its subsidiaries any opportunity which is within the scope of its business.

7.4

Non-Competition and Non-Solicitation. In consideration of the Participant’s participation in the Plan and receipt of the confidential information described above, the Participant will not at any time without the prior written consent of the Corporation, during the Participant’s employment with the Corporation or any of its subsidiaries, whichever applies, and for a period that is equal to the product of one (1) Year and the Participant’s Severance Multiple immediately after the termination of the Participant’s employment (regardless of the reason for such termination), either individually or in partnership, jointly or in conjunction with any person, persons, firm, association, syndicate, or corporation, whether as agent, shareholder, employee, consultant or in any manner whatsoever, directly or indirectly:

(a)

anywhere in the Territory, engage in, carry on or have any financial or economic interest in, advise, lend money to, perform executive, managerial, consultative, operational, or advisory services (or any other services that are the same as or similar to the services the Participant provided to the Corporation or any of its subsidiaries) for, guarantee the debts or obligations of, or permit the Participant’s name to be used in connection with any business which is competitive to the Business or which provides the same or substantially similar services as the Business;

(b)

for the purpose, or with the effect, of competing with any business of the Corporation or any of its subsidiaries, solicit, assist another to solicit, interfere with, accept any business from or render any services to anyone (i) who is a client or a prospective client of the Corporation or any of its subsidiaries at the time the Participant ceased to be employed by the Corporation or any of its subsidiaries or who was a client during the 12 months immediately preceding such time and (ii) with or about whom the Participant, during the last two years of Participant’s employment with the Corporation or any of its subsidiaries, worked or had access to confidential information; or

(c)

solicit, assist another to solicit, or offer employment to any person then or previously (within the preceding three (3) months) employed or engaged by the Corporation or any of its subsidiaries, if the Participant previously worked with or had confidential information about such person.

7.5

Insider Policies. The Participant will comply with all applicable securities laws and the Corporation’s Insider Trading Policy and Insider Reporting Procedures (copies of which have been provided to the Participant) in respect of any stock options issued to the Participant and other shares of the Corporation acquired by the Participant.

7.6

Non-Disparagement. Except as protected by Section 7.7, the Participant shall not disparage the Corporation or any Affiliate, directors, officers, employees or other representatives in any manner and shall in all respects avoid any negative criticism of the Corporation.

7.7

Protected Activity. Nothing contained in this Section 7 shall prevent the Participant from providing truthful information to a government agency, filing a complaint with any government agency, or participating in any government agency investigation, in each case without providing prior notice to or cooperating with the Corporation, from exercising any rights the Participant may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions (if applicable), or from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that the Participant has reason to believe is unlawful.

7.8

Injunctive Relief. The Participant acknowledges and agrees that in the event of a breach of the covenants, provisions and restrictions in this Section 7, the Corporation’s remedy in the form of monetary damages will be inadequate and that the Corporation shall be, and is hereby, authorized and entitled, in addition to all other rights and remedies available to it, to apply for and obtain from a court of competent jurisdiction interim and permanent injunctive relief and an accounting of all profits and benefits arising out of such breach.

7.9

Survival of Restrictions. Each and every provision of this Section 7 shall survive the termination of this Plan or the Participant’s employment hereunder (regardless of the reason for such termination).

7.10

Modification. If any provision of this Section 7 is determined to be invalid or unenforceable by a court of competent jurisdiction by reason of the nature of the covenants contained therein, such terms shall be deemed changed or reduced to enforceable terms, but only to the extent necessary to cure such invalidity. If such terms cannot be changed or reduced to enforceable terms, such terms shall be deemed deleted, with all other terms remaining in full force and effect. Whenever possible, each provision of this Section 7 shall be interpreted in such a manner to be effective and valid under applicable law.

8.	Plan Administration.

8.1

The Committee. The Plan shall be interpreted, administered and operated by the Committee. The Committee shall have complete authority, in its sole discretion (subject to the express provisions of the Plan and the obligation imposed hereby to act in good faith) to interpret the Plan and to make any determinations necessary or advisable for the administration of the Plan.

8.2

Administration. The Committee may delegate any of its duties to such person or persons as it may determine in its sole discretion from time to time to assist the Committee in the administration of the Plan.

8.3

Participants. The Committee shall from time to time select the Participants. The Corporation shall advise each Participant of participation in the Plan by a letter (the “Award Letter”) which shall include the Participant’s level of participation (either Level 1, 2, or 3) and the Participant’s corresponding Severance Multiple and such other terms and conditions not inconsistent with the Plan. Each Participant shall sign the Award Letter and return it to the Corporation with an acknowledgment that the Participant has read the Plan, understands Participant’s rights and obligations under the Plan, and agrees to be bound by its terms and conditions.

8.4

Termination or Amendment of Plan. The Board shall have the right, in its sole discretion, to approve the termination, amendment, or replacement of the Plan without the consent of a Participant; provided, however, that, such action will not have a disproportionate, adverse effect on the rights or entitlements of, or value to, or potential rights or entitlements of, or potential value to, such Participant (as compared to similarly situated Participants) without Participant’s consent. For greater certainty, nothing in this Plan, including this Section 8.4, alters, restricts or limits the right, if any, of the Board, to amend or terminate any other plan of the Corporation pursuant to and in accordance with the terms of such plan.

8.5	Claims for Benefits. Claims for benefits under this Plan are governed by the Plan’s claims procedures attached as Exhibit “B” hereto.

9.	Definitions.

“Annual Base Salary” shall mean the salary that the Participant is entitled to receive pursuant to Participant’s employment agreement with the Corporation;

“Board” means the board of directors of Primo Brands Corporation;

“Business” shall mean the business of manufacturing, selling or distributing water and other beverages or products manufactured, sold or distributed by Primo Brands Corporation or any subsidiary at the time of termination of the applicable Participant’s employment, as well as such other beverages or products that are contemplated or projected to contribute materially to the profits of Primo Brands Corporation or a subsidiary at the time of termination of the applicable Participant’s employment.

“Cause” means, with respect to a Participant’s termination of employment or service with the Corporation or any subsidiary, what the term is expressly defined to mean in such then-effective employment agreement between the Corporation or applicable subsidiary and the Participant, or in the absence of any such then-effective agreement, any action by the Participant or inaction by the Participant that constitutes:

(i)	A willful or grossly negligent failure to properly carry out the Participant’s duties and responsibilities or to adhere to the policies of the Corporation or a subsidiary;

(ii)

Theft, fraud, dishonesty or misappropriation, or the gross negligence or willful misconduct, involving the property, business or affairs of the Corporation or a Subsidiary, including, without limitation, any breach of the representations, warranties and covenants contained in any employment or service agreement between the Participant and the Corporation or a subsidiary or Section 7 of the Plan;

(iii)	Commission or conviction of or plea of guilty to a criminal offense that involves fraud, dishonesty, theft, violence or other moral turpitude;

(iv)	Breach of a fiduciary duty owed to the Corporation or a subsidiary; or

(v)	Refusal to follow the lawful, reasonable and good faith direction of the Board or Participant’s supervisor.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board, or such other committee designated by the Board (or, to the extent the Compensation Committee has been so designated by the Board, designated by the Compensation Committee) to administer and operate the Plan;

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

“Good Reason” shall include any of the following:

(a)	a material diminution in the Participant’s title or duties or assignment to the Participant of materially inconsistent duties;

(b)

a reduction in the Participant’s then current Annual Base Salary or target bonus opportunity as a percentage of Annual Base Salary, unless such reduction in target bonus opportunity is made applicable to all Participants serving in substantially the same capacity as the Participant;

(c)

relocation of the Participant’s principal place of employment to a location that is more than 50 miles away from the Participant’s principal place of employment on the date upon which the Participant became a Participant, unless such relocation is effected at the request of the Participant or with the Participant’s approval;

(d)

a material breach by the Corporation of any provisions of this Plan, or any employment agreement to which the Participant and the Corporation are parties, after written notice by the Participant of the breach and such failure remaining uncorrected following an opportunity for the Corporation to correct such failure within ten (10) days of the receipt of such notice; or

(e)

the failure of the Corporation to obtain the assumption in writing of its obligation to perform this Plan by any successor to all or substantially all of the business or assets of the Corporation within fifteen (15) days after a merger, consolidation, sale or similar transaction.

“Involuntary Termination” shall mean: (a) any termination of the Participant’s employment by the Corporation other than for Cause, or (b) the termination of the Participant’s employment by the Participant for Good Reason. For purposes of this definition, a Participant-initiated termination of employment following the occurrence of such event constituting “Good Reason” shall not be treated as an Involuntary Termination unless the Participant notifies the Corporation of such event within 90 days of the Participant’s knowledge of the occurrence of such event and the Corporation is provided with an opportunity to cure such occurrence.

“Participant” shall mean an employee selected by the Committee to participate in the Plan.

“Severance Multiple” shall mean, unless otherwise provided in an Award Letter:

with respect to a Level 1 Participant, two (2);

with respect to a Level 2 Participant, one and one quarter (1.25); and

with respect to a Level 3 Participant, one (1).

“Target Bonus” shall mean, as of any date, the amount equal to the product of the Participant’s Annual Base Salary multiplied by the percentage of such Annual Base Salary to which such Participant would be entitled as an annual incentive, based on the terms in effect on such date under any annual incentive plans for the performance period for which the annual incentive is awarded if the performance goals established pursuant to such bonus plan were achieved at the 100% (target) level as of the end of the performance period;

“Territory” shall mean the countries in which the Corporation and its subsidiaries conduct the Business or in which the Corporation or any of its subsidiaries has made plans to conduct the Business within the following 12 months;

10.	Code Section 409A

10.1	In General. This Section 10 shall apply to any Participant who is subject to Section 409A of the Code, but only with respect to any payment due hereunder that is subject to Section 409A of the Code.

10.2

Release. Any requirement that the Participant execute and not revoke a release to receive a payment hereunder shall apply to a payment described in Section 10.1 only if the Corporation provides the release to the Participant on or before the date of the Participant’s Involuntary Termination.

10.3

Payment Following Involuntary Termination. Notwithstanding any other provision of this Plan to the contrary, any payment described in Section 10.1 that is due to be paid within a stated period following the Participant’s Involuntary Termination shall be paid, to the extent required to comply with Section 409A of the Code:

(a)

If, at the time of the Participant’s Involuntary Termination, the Participant is a “specified employee” as defined in Section 409A of the Code, such payment shall be made as of the later of (i) the date payment is due hereunder, or (ii) the earlier of the date which is six months after the Participant’s “separation from service” (as defined under Section 409A of the Code), or the date of the Participant’s death; or

(b)

In any other case, on the later of (i) last day of the stated period, or if such stated period is not more than 90 days, at any time during such stated period as determined by the Corporation without any input from the Participant, or (ii) the date of the Participant’s “separation from service” (as defined under Section 409A of the Code).

10.4

Installment Payments. Any payment described in Section 10.1 (including the provision of benefits) that is a series of installment payments (and not a life annuity) for purposes of Section 409A of the Code is to be treated as a right to a series of separate payments.

10.5

Reimbursements Under Section 11.10. The following shall apply to any reimbursement under Section 11.10 that is a payment described in Section 10.1: (a) reimbursement shall not be made unless the expense is incurred during the period beginning on the date of the Participant’s Involuntary Termination and ending on the sixth anniversary of the Participant’s death; (b) the amount of expenses eligible for reimbursement during a Participant’s taxable year shall not affect the expenses eligible for reimbursement in any other year; and (c) the timing of all such reimbursements shall be as provided in Section 11.10, but not later than the last day of the Participant’s taxable year following the taxable year in which the expense was incurred.

10.6

Amendment and Interpretation. Notwithstanding any other provision of this Plan to the contrary, the Board reserves the right to unilaterally amend the Plan with respect to any payment described in Section 10.1 to the extent the Board (in its sole discretion) determines is necessary or appropriate to avoid the additional tax under Section 409A(a)(1)(B) of the Code and maintain, to the maximum extent practicable, the original intent of the provision(s) being amended. With respect to any payment described in Section 10.1, this Plan shall be interpreted and construed so as to avoid the additional tax under Section 409A(a)(1)(B) of the Code.

11.	General Provisions

11.1

Assignment. Each Participant’s rights under the Plan shall be non-transferable except by will or by the laws of descent and distribution and except insofar as applicable law may otherwise require. Any purported assignment in violation of the preceding sentence shall be void.

11.2	Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflicts of law.

11.3

Successors. The Plan shall be for the benefit of and binding upon the Participants and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns, and upon the Corporation and its successors (including, without limitation, any successor to the Corporation, whether by merger, consolidation, sale of stock, sale of assets or otherwise). The Corporation shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, expressly, absolutely, unconditionally to assume and agree to perform under the Plan in the same manner and to the same extent that the Corporation would be required to perform it if no such succession or assignment had taken place.

11.4

Severability. The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in the Plan shall not affect the enforceability of the remaining portions of the Plan or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses or sections contained in the Plan shall be declared invalid, the Plan shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.

11.5

Section Headings and Gender. The section headings contained the Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of the Plan. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons may require.

11.6

No Duty to Mitigate. Except as otherwise specifically provided herein, a Participant shall not be required to mitigate the amount of any payment contemplated by the Plan, nor shall any such payment be reduced by any earnings that the Participant may receive from any other source.

11.7

Non-Cumulation of Payments and Entitlements. The payments and entitlements provided under this Plan are inclusive of any termination and severance payments and entitlements, social costs or the like (“Other Severance Entitlements”) that such Participant may be entitled to by agreement with the Corporation (including, without limitation, pursuant to an employment agreement) or under applicable law in connection with the termination of employment, and a Participant may not cumulate the payments and entitlements provided under the Plan with any Other Severance Entitlements. For greater clarity, to the extent that a Participant receives any Other Severance Entitlements, then the payments and benefits payable hereunder to such participant shall be reduced by a like amount. To the extent the Corporation is required to provide payments or benefits to any Participant under any federal, provincial, or local or foreign law relating to severance or dismissal benefits, the benefits payable hereunder shall be first applied to satisfy such obligation.

11.8

No Employment Agreement. The Plan does not obligate the Corporation to continue to employ a Participant. The Participant’s employment is and shall, subject to the terms of any applicable written employment agreement between the Corporation and Participant, continue to be at-will, as defined under applicable law.

11.9	No Funding of Plan. The Plan shall not be funded. No Participant shall have any right to, or interest in, any assets of the Corporation as a result of participation in the Plan.

11.10

Indemnification. If a Participant seeks, in any action, suit or arbitration, to enforce or to recover damages for breach of Participant’s rights under the Plan, the Participant shall be entitled to recover from the Corporation promptly as incurred, and shall be indemnified by the Corporation against, any and all expenses and disbursements, including attorneys’ fees, actually and reasonably incurred by the Participant in such action, suit or arbitration, provided that a Participant shall not be entitled to indemnification if it is finally determined that the action was brought by the Participant frivolously or in bad faith.

11.11

Set-Off. The Corporation may set off any amount or obligation which may be owing by the Participant to the Corporation (including, without limitation, arising in connection with this Plan or otherwise) against any amount or obligation owing by the Corporation to the Participant.

11.12

Supersedes Previous Termination and Severance Terms. With the exception of any payments and entitlements under any other plan that may arise upon a Participant’s termination due to death or disability as provided in Section 4 herein, the terms of the Plan supersedes and replaces any and all previous termination and severance entitlements that arise with or without a change of control, that are contained in any Participant’s employment agreement or otherwise. The Participant forfeits and waives any and all rights to any entitlements under such employment agreements or otherwise, in respect of any payments and other entitlements that may arise upon a termination of employment, including pay in lieu of reasonable notice, termination and severance pay pursuant to any contract, statute, or law.

EXHIBIT A

RELEASE AGREEMENT

In consideration of the mutual promises, payments and benefits provided for in the annexed Primo Brands Corporation Severance and Non-Competition Plan (as amended and restated from time to time, the “Plan”), and the releases set forth herein, Primo Brands Corporation (the “Corporation”) and the Employee (as set forth in the signature line below) agree to the terms of this Release Agreement. Capitalized terms used and not defined in this Release Agreement (the “Release”) shall have the meanings assigned thereto in the Plan.

1.

The Employee acknowledges and agrees that the Corporation is under no obligation to offer the Employee the payments and benefits set forth in the annexed Plan, unless the Employee consents to the terms of this Release Agreement. The Employee further acknowledges that the Employee is under no obligation to consent to the terms of this Release Agreement and that the Employee has entered into this agreement freely and voluntarily.

2.

In consideration of the payment and benefits set forth in the annexed Plan and the Corporation’s release set forth in paragraph 5, the Employee voluntarily, knowingly and willingly releases and forever discharges the Corporation and its Affiliates, together with its and their respective officers, directors, partners, shareholders, employees and agents, and each of its and their predecessors, successors and assigns (collectively, “Releasees”), from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Employee or the Employee’s executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have against the Corporation or any of the other Releasees by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Employee. The release being provided by the Employee in this Release Agreement includes, but is not limited to, any rights or claims relating in any way to the Employee’s employment relationship with the Corporation or any of its subsidiaries, or the termination thereof, or under any statute, including, but not limited to the Employment Standards Act, 2000, the Human Rights Code, the Workplace Safety and Insurance Act re-employment provisions, the Occupational Health & Safety Act, the Pay Equity Act, the Civil Rights Act of 1991, the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, as amended by the Older Workers’ Benefit Protection Act, the Family and Medical Leave Act, the Americans With Disabilities Act, and the Worker Adjustment and Retraining Notification Act, or pursuant to any other applicable law governing or related to Employee’s employment or other engagement with the Corporation or any of its subsidiaries or their predecessors. Further, this release extends to claims that may be unknown to the Employee at the time of execution. Notwithstanding the foregoing, in no event shall this Release apply to the Employee’s right, if any, to indemnification, under the Employee’s employment agreement or otherwise, that is in effect on the date of this Release and, if applicable, to the Corporation’s obligation to maintain in force reasonable director and officer insurance in respect of such indemnification obligations.

3.

The Employee acknowledges and agrees that the Employee shall not, directly or indirectly, seek or further be entitled to any personal recovery from the Corporation or any other Releasees in any lawsuit or other claim against the Corporation or any other Releasee based on any event arising out of the matters released in paragraph 2.

4.

Nothing herein shall be deemed to release: (i) any of the Employee’s rights under the Plan; (ii) any of the vested benefits that the Employee has accrued prior to the date this Release Agreement is executed by the Employee under the employee benefit plans and arrangements of the Corporation or any Affiliate; (iii) any of the Employee’s rights to unemployment insurance or workers’ compensation benefits; (iv) any claims that may arise after the date this Release Agreement is executed; (v) the Employee’s right to file a charge of discrimination, harassment or retaliation with the Equal Employment Opportunity Commission (the “EEOC”) or similar state or local administrative agency; provided, however, the Employee releases the Employee’s right to obtain damages or other relief in connection with such charge; or (vi) the Employee’s right to communicate with, cooperate with, or provide information to, any federal, state or local government regulator, including, but not limited to, the Securities and Exchange Commission, the Commodity Futures Trading Commission, or the Department of Justice, without notice to the Company, or to receive any award from such regulator. Further, nothing in this Release Agreement shall restrict the Employee from challenging the knowing and voluntary nature of this Release Agreement under the Age Discrimination in Employment Act, as amended, before a court of competent jurisdiction or the EEOC; provided, nothing herein shall limit such court’s or the EEOC’s ability to offset any money awarded to the Employee upon such a challenge by the amount of the consideration received by the Employee for signing this Release Agreement.

5.

In consideration of the Employee’s release set forth in paragraph 2, the Corporation knowingly and willingly releases and forever discharges the Employee from any and all charges, complaints, claims, promises, agreements, controversies, causes of action and demands of any nature whatsoever that the Corporation now has or hereafter can, shall or may have against Employee by reason of any matter, cause or thing whatsoever arising prior to the time of signing of this Release Agreement by the Corporation, provided, however, that nothing herein is intended to release any claim the Corporation may have against the Employee for any fraud, misappropriation of a trade secret, taking or failing to return any property of the Corporation, or any illegal conduct or arising out of any illegal conduct.

6.

The Employee acknowledges that the Employee has carefully read and fully understands all of the provisions and effects of the Plan and this Release Agreement. The Employee also acknowledges that the Corporation, by this paragraph and elsewhere, has advised Employee to consult with an attorney of Employee’s choice prior to signing this Release Agreement. The Employee represents that, to the extent Employee desires, Employee has had the opportunity to review this Release Agreement with an attorney of Employee’s choice.

7.

In the event that the Employee is governed by the law in the United States, the Employee acknowledges that Employee has been offered the opportunity to consider the terms of this Release Agreement for a period of at least [twenty-one (21)][forty-five (45)] days (the “Review Period”), although the Employee may sign it sooner should Employee desire and waive the remainder of the Review Period. The Employee further shall have seven (7) additional days from the date of signing this Release Agreement to revoke Employee’s consent hereto by notifying, in writing, the General Counsel of the Corporation. Provided the Participant returns the Participant’s executed Release Agreement to the Corporation prior to the expiration of the Review Period and provided the Participant does not timely revoke this Release Agreement as provided herein above, this Release Agreement will become effective and irrevocable eight (8) days after the date on which the Employee has signed it (the “Effective Date”).

Dated:

Employee

PRIMO BRANDS CORPORATION

Per:
Name:
Title:

EXHIBIT B

PRIMO BRANDS CORPORATION

SEVERANCE AND NON-COMPETITION PLAN CLAIMS PROCEDURES

These Primo Brands Corporation Severance and Non-Competition Plan Claims Procedures (these “Claims Procedures”) relate to any claim for benefits under the Primo Brands Corporation Severance and Non-Competition Plan (“Plan”). Claims for benefits under the Plan shall be resolved in accordance with Section 503 of ERISA and the Department of Labor regulations thereunder. All capitalized but undefined terms used in these Claims Procedures have the meaning set forth in the Plan.

1.

Initial Claims. In order to file a claim to receive benefits under the Plan, the Participant, or their authorized representative (the “Claimant”) must submit a written claim for benefits under the Plan. Claims should be addressed and sent to:

Chief Human Resources Officer (or his or her designee, the “Claims Administrator”)

900 Long Ridge Road, Building 2

Stamford, CT 06902-1138

With a copy to: Marni Morgan Poe, General Counsel and Corporate Secretary (mpoe@primowater.com)

2.	Deadline to File Claim. To be considered timely under these Claims Procedures, a claim must be filed under Section 1 within 60 days following the Participant’s termination of employment.

3.	Claims Administrator’s Response to Claim. If the Claimant’s claim is determined to be valid, the Claimant shall receive benefits under the Plan as provided for in Section 3 of the Plan.

If the Claimant’s claim is denied, in whole or in part, the Claimant will be furnished with written notice of the denial within 90 days after the Claims Administrator’s receipt of the Claimant’s written claim. There may be special circumstances which require an extension of this 90-day period, , in which case a period not to exceed 180 days will apply. If such extension of time is required, written notice of the extension will be furnished to the Claimant before the termination of the initial 90-day period and will describe the special circumstances requiring the extension. The Claims Administrator’s denial of the claim will be communicated to the Claimant in writing and will clearly state:

a.	the specific reason or reasons for the denial of the claim;

b.	references to the specific Plan provisions on which the denial of the claim was based;

c.

a description of any additional information or material required by the Claims Administrator to reconsider the claim (to the extent applicable) and an explanation of why such material or information is necessary; and

d.

a description of the Plan’s review procedure and time limits applicable to such procedures, including a statement of the Claimant’s right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

4.	Appeal of Denied Claims. If the Claimant’s claim is denied and the Claimant wishes to submit a request for a review of the denied claim, the Claimant must follow the procedures described below:

a.

Upon receipt of the denied claim, the Claimant may file a request for review of the claim in writing with the Claims Administrator. This request for review must be filed no later than 60 days after the Claimant has received written notification of the denial.

b.	The Claimant has the right to submit in writing to the Claims Administrator any comments, documents, records or other information relating to his or her claim for benefits.

c.

The Claimant has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his or her claim for benefits (whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to 29 C.F.R. § 2560.503-1(m)(8)).

d.

The review of the denied claim will take into account all comments, documents, records and other information that the Claimant submitted relating to his or her claim, without regard to whether such information was submitted or considered in the initial denial of his or her claim.

5.

Claims Administrator’s Response to Appeal. The Claims Administrator will provide the Claimant with written notice of its decision within 60 days after the Claims Administrator’s receipt of the Claimant’s written request for review. There may be special circumstances which require an extension of this 60-day period, in which case a period not to exceed 120 days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Claimant before the termination of the initial 60-day period and will describe the special circumstances requiring the extension. The Claims Administrator’s decision on the Claimant’s request for review will be communicated to the Claimant in writing and, if denied, will clearly state:

a.	the specific reason or reasons for the denial of the claim appeal;

b.	reference to the specific Plan provisions on which the denial of the claim appeal is based;

c.

a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his or her claim for benefits (whether a document, record, or other information is relevant to a claim for benefits shall be determined by reference to 29 C.F.R. § 2560.503-1(m)(8)); and

d.	a statement describing the Claimant’s right to bring an action under Section 502(a) of ERISA.

6.

Exhaustion of Administrative Remedies. The exhaustion of these Claims Procedures is mandatory for resolving every claim and dispute arising under the Plan. As to such claims and disputes: (i) no Claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these Claims Procedures have been exhausted in their entirety; and (ii) in any such legal action, all explicit and all implicit determinations by the Claims Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

7.

Deadline to File Action. No legal action to recover benefits under the Plan or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any Claimant on any matter pertaining to the Plan unless the legal action is commenced in the proper forum before the earlier of: (i) 18 months after the Claimant knew or reasonably should have known of the principal facts on which the claim is based; or (ii) six months after the Claimant has exhausted the claims procedure under the Plan. Knowledge of all facts that the claimant knew or reasonably should have known shall be imputed to every Claimant.

8.

Claims Administrator Discretion; Court Review. The Claims Administrator and all persons determining or reviewing claims have full discretion to interpret the Plan, resolve ambiguities, make factual determinations, and determine benefit claims under the Plan. Any interpretation, determination or other action of such persons shall be subject to review only if it is arbitrary or capricious or otherwise an abuse of discretion. Any review of a final decision or action of the persons reviewing a claim shall be based only on such evidence timely presented to or considered by such persons at the time they made the decision that is the subject of review.

20